ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 11, 2012. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker nonvotes (if any) with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the
following directors:
                                       Shares
                                     Withholding
                          Shares      Authority
                        Voted For      To Vote

Roger A. Gibson .......... 515            0
Leonard W. Kedrowski ..... 515            0

(2) The funds common and preferred shareholders,
voting as a single class, elected the following
directors:
                                       Shares
				     Withholding
                           Shares     Authority
                         Voted For     To Vote

John P. Kayser .......... 1,121,122    171,842
Richard K. Riederer ..... 1,118,222    171,842
James M. Wade ........... 1,121,122    171,842

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2013. The following votes were cast regarding this matter:

  Shares        Shares                      Broker
Voted For   Voted Against    Abstentions  Non-Votes
1,295,814       19,164         56,929         0